Exhibit 99.1

Company Contact:	Investor Relations Contacts:
BioSphere Medical, Inc.	Lippert/Heilshorn & Associates, Inc.
Martin Joyce, EVP & CFO	Kim Golodetz
(781) 681-7925	(kgolodetz@lhai.com)
www.biospheremed.com	(212) 838-3777
Bruce Voss
(bvoss@lhai.com)
(310) 691-7100

BIOSPHERE MEDICAL ANNOUNCES FIRST QUARTER RESULTS

15% GROWTH IN U.S. EMBOLICS AND DELIVERY SYSTEM REVENUE

Conference call to be held April 30 at 8:30 a.m. Eastern time

ROCKLAND, Mass. (April 29, 2009) — BioSphere Medical, Inc. (NASDAQ: BSMD) (“BioSphere” or the “Company”) — a medical device company that has pioneered the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations by a minimally invasive, image-guided medical procedure called embolotherapy — today reported financial results for the three months ended March 31, 2009.  Highlights of the first quarter of 2009 and subsequent weeks include:

•                  Total U.S. embolics and delivery systems revenue was $5.7 million, an increase of 15% over the same period in 2008

•                  Total worldwide embolics and delivery systems revenue was $7.2 million, an increase of 10% over the same period in 2008

•                  Total revenue from phased-out gastric products was negligible, compared with $0.6 million in the first quarter of 2008

•                  Total worldwide revenue was $7.3 million, an increase of 1% from the same period in 2008

•                  Clinical data presented at the January 2009 International Symposium on Endovascular Therapy (ISET) meeting reported that 34 patients with primary liver cancer demonstrated an objective tumor response of 79% at six months when treated with HepaSphere™ Microspheres loaded with doxorubicin

•                  Highlights from 2009 Society of Interventional Radiology (SIR) meeting:  Dr. David M. Liu and colleagues’ (University of British Columbia, UCLA Medical Center, and Northwestern University) presentation on HepaSphere’s active uptake and release of doxorubicin in an ex vivo study establishing drug delivery proof of concept that supports ongoing successful clinical experience with HepaSphere; Dr. Jean-Francois Geschwind’s (Johns Hopkins University) presentation, which included preliminary results from a phase II, prospective, single-arm clinical trial investigating the effectiveness of combining bevicizumab (Avastin), a monoclonal antibody VEGF-inhibitor, with conventional transarterial chemoembolization (TACE), employing Embosphere® Microspheres, for the treatment of unresectable hepatocellular carcinoma.  Of the 19 patients followed for a median of 12 months after treatment, no disease progression was reported in 100% of patients, according to European Association for the Study of the Liver (EASL) criteria (59% demonstrated complete or partial response and 41%

maintained stable disease).  Enrollment of the targeted 30 patients is nearly complete at this time.

•                  Signed an exclusive agreement in April 2009 with Nippon Kayaku Co., Ltd. for the distribution of HepaSphere Microspheres and Embosphere Microspheres in Japan

 Commentary

Richard Faleschini, BioSphere’s president and chief executive officer, said, “Our first quarter results, which featured a 15% increase in U.S. embolics and delivery systems revenue, is a good outcome for us, reflecting progress with the marketing and sales programs we’ve initiated to grow our business.  We believe our U.S. UFE initiatives provide significant benefits for our key business stakeholders—interventional radiologists, hospital and service line administrators, gynecologists, and women with symptomatic fibroids.  As we continue to strive to optimize our execution, we expect to see further growth in the U.S. because we believe that UFE can be favorable for these constituencies.  Our business outside the U.S., on a year-over-year basis, is beginning to recover from the economic collapse in the last half of 2008.

“The clinical evidence for interventional oncology has become more compelling for embolotherapy in general and drug-eluting embolization in particular.  Publications in the last half of 2008 and podium presentations thus far in 2009 by Drs. Jeff Geschwind, Maurizio Grosso, David Liu, and Guido Poggi about our Embosphere Microspheres and HepaSphere Microspheres are helping to build our clinical position in interventional oncology.  Over the course of 2009, we expect to see additional publications about these products that will support further development of our interventional oncology clinical platform.”

Mr. Faleschini concluded, “This quarter we are pleased to have entered into an exclusive agreement with Nippon Kayaku Co., Ltd. for the distribution of HepaSphere Microspheres and Embosphere Microspheres in Japan.  Nippon Kayaku is a leading, well-respected fine chemical and pharmaceutical company with a substantial oncology franchise.  We are confident that they are well positioned to gain regulatory approval for our products and drive market adoption.

“Overall, we believe we have achieved several important goals we set for ourselves this quarter, and thus continue to build the underlying value of the Company.”

Financial Results

Total revenue for the first quarter of 2009 was $7.28 million, an increase of 1% compared with $7.21 million for the first quarter of 2008.  Revenue from gastric products, which were phased out last year, was negligible in the first quarter of 2009, compared with $0.57 million in the first quarter of 2008. Total revenue from sales of embolics and delivery systems for the first quarter of 2009 was $7.18 million, up 10% from $6.54 million in the prior year.

Product revenue from sales of embolics and delivery systems in the U.S. for the first quarter of 2009 was $5.68 million, an increase of 15% compared with $4.96 million in the first quarter of 2008.  Product revenue from sales of embolics and delivery systems in Europe, the Middle East and Africa (EMEA) in the first quarter of 2009 was $1.16 million, a decrease of 4% compared with $1.21 million for the same period in 2008.  The revenue decline was due to the impact of the stronger U.S. dollar during the quarter.  In local currency, EMEA product revenue rose 9%.  In markets outside of the United States and EMEA, revenue was $0.34 million for the first quarter of 2009, compared with $0.37 million for the same period in 2008, a decrease of 8%.

Gross profit rose to $5.44 million, or 74.7% of revenue, for the first quarter of 2009, compared with gross profit of $5.17 million, or 71.7% of revenue, for the first quarter of 2008.

Operating expense for the first quarter of 2009 was $7.28 million, compared with $6.52 million for the first quarter of 2008.  The increase was primarily due to higher research and development expense in connection with the conclusion of our manufacturing process improvement program with DuPont, higher marketing costs in the U.S. and higher legal fees compared to the same period last year.

Operating loss for the first quarter of 2009 was $1.84 million, compared with $1.35 million for the first quarter of 2008.

Net interest income for the first quarter of 2009 was negligible, compared with net interest income of $0.17 million for the first quarter of 2008, reflecting the near zero interest rate on treasury securities, which make up the majority of the Company’s investment portfolio.  Foreign exchange gain for the first quarter of 2009 was $0.20 million due to the strengthening of the U.S. dollar against the euro, compared with a foreign exchange loss of $0.22 million for the first quarter of 2008.

The quarterly preferred stock dividend for the first quarter of 2009 was $0.15 million, unchanged from the first quarter of 2008.

Net loss applicable to common stockholders for the first quarter of 2009 was $1.79 million, or $0.10 per share, compared with a net loss applicable to common stockholders of $1.55 million, or $0.09 per share, in the same period last year.

As of March 31, 2009, BioSphere had cash, cash equivalents and marketable securities of $15.99 million.  In the first quarter of 2009, BioSphere made a payment of $1.37 million to L’ Assistance Publique Hôpitaux de Paris, or APHP, for royalties and Value Added Tax, or VAT, in France, which was accrued during 2008 for Embosphere and EmboGold Microspheres.  Historically, this payment has been made in the first quarter of the subsequent year for the prior year’s full-year royalty and VAT liability.

Sales by therapeutic area in the first quarter of 2009 were as follows:

•                  Worldwide sales of embolics used in interventional gynecology, or UFE, rose 8% to $5.25 million compared with the first quarter of 2008, which includes U.S. sales of $4.35 million, an increase of 11%, and sales outside of the U.S. of $0.90 million, a decrease of 5%.

•                  Worldwide sales of embolics used in interventional oncology rose 18% to $1.60 million compared with the first quarter of 2008, which includes U.S. sales of $1.16 million, an increase of 30%, and sales outside of the U.S. of $0.44 million, a decrease of 5%.

•                  Worldwide sales of delivery systems rose 2% to $0.33 million compared with the first quarter of 2008, which includes U.S. sales of $0.17 million, an increase of 12%, and sales outside of the U.S. of $0.16 million, a decrease of 8% from the first quarter of 2008.

Conference Call and Webcast

The Company will host a conference call to discuss these results and answer questions on April 30, 2009 beginning at 8:30 a.m. Eastern time.  The dial-in number is 1-888-563-6275 (US/Canada) or +706-643-3137 (International), and the conference ID is 95295182.  The live webcast will be available in the “Investors” section of BioSphere’s Web site at www.biospheremed.com.  A replay of the webcast will also be available at BioSphere’s Web site.

About BioSphere Medical, Inc.

BioSphere Medical, Inc. seeks to pioneer and commercialize minimally invasive diagnostic and therapeutic applications based on proprietary bioengineered microsphere technology.  The Company’s core technologies, patented bioengineered polymers and manufacturing methods, are used to produce microscopic spherical materials with unique beneficial properties for a variety of medical applications.  BioSphere’s principal focus is the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE.  The Company’s products continue to gain acceptance in this rapidly emerging procedure, as well as in a number of other new and established medical treatments.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s expectation for revenue growth in 2009 and beyond, the expected benefits of the Company’s sales and marketing strategies, the Company’s plans for growing its interventional oncology business, and the Company’s expectations regarding the benefits of its agreement with Nippon Kayaku.   The Company may use words such as “plans,” “seeks,” “projects,” “believes,” “may,” “anticipates,” “estimates,” “should,” “intends,” “looking forward,” and similar expressions to identify these forward-looking statements.  These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions.  There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company’s control and are difficult to predict.  These important factors include, without limitation, risks relating to:

•                  the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of its products, including, without limitation, widespread market acceptance of its Embosphere® Microspheres, for the treatment of UFE, its HepaSphere™ Microsphere and QuadraSphere® Microsphere products, and its delivery system product line;

•                  the failure of the Company to increase the rate of UFE procedures, and concomitant use of its products for UFE, with its sales and marketing strategies;

•                  the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates, including, without limitation, the risk that the Company will not gain necessary regulatory approvals to market and sell its products in Japan through its agreement with Nippon Kayaku;

•                  the Company’s ability to obtain and maintain patent and other proprietary protection for its products and product candidates;

•                  the absence of, or delays or cancellations of, product orders;

•                  delays, difficulties or unanticipated costs in the introduction of new products;

•                  competitive pressures and the risk of product liability claims, either of which may impact market acceptance of products and adversely affect the Company’s operating results;

•                  the inability of the Company to successfully execute on its plans and strategies for future growth, including its plans to grow its business in both the UFE and interventional oncology fields and its plans for international growth;

•                  the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products;

•                  general economic and market conditions, both domestic and abroad; and

•                  risk factors described in the section titled “Risk Factors” in the Company’s Annual  Report on Form 10-K for the year ended December 31, 2008, as filed by the Company with the Securities and Exchange Commission, and described in other filings made by the Company from time to time with the Securities and Exchange Commission.

In addition, the forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.

(Tables to follow)

BioSphere Medical, Inc.

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED  BALANCE SHEETS

As of March 31, 2009 and December 31, 2008

(in thousands, unaudited)

	March 31,	December 31,
	2009	2008
ASSETS
Cash, cash equivalents and investments	$15,993	$18,239
Accounts receivable, net	5,001	4,729
Inventories	3,426	3,762
Prepaid expenses and other current assets	935	663
Property and equipment, net	962	989
Goodwill	1,443	1,443
Other assets	394	403

Total assets	$28,154	$30,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$5,012	$5,402
Deferred revenue	42	63
Capital lease obligations	15	17
Stockholders’ equity	23,085	24,746

Total liabilities and stockholders’ equity	$28,154	$30,228

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2009 and 2008

(in thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2009	2008

Revenues	$7,283	$7,214

Costs and expenses:
Cost of revenues	1,840	2,043
Research and development	985	647
Sales	2,718	2,652
Marketing	1,513	1,323
General, administrative and patent costs	2,069	1,903

Total costs and expenses	9,125	8,568

Loss from operations	(1,842)	(1,354)
Other income and expenses, net	202	(47)

Net Loss	(1,640)	(1,401)

Preferred stock dividends	(145)	(145)

Net loss applicable to common stockholders	$(1,785)	$(1,546)

Net loss per common share
Basic and diluted	$(0.10)	$(0.09)

Weighted average common shares outstanding
Basic and diluted	18,012	17,962